Exhibit 10.41

Silicon Graphics International Corp.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

The non-employee directors of Silicon Graphics International Corp. (“SGI”) are compensated for serving on SGI’s Board of Directors (the “Board”). SGI does not pay employees who serve on the Board any additional compensation for Board membership. The compensation payable to SGI’s non-employee directors consists of cash compensation and equity awards. SGI also reimburses non-employee directors for out-of-pocket expenses for travel to Board meetings and committee meetings.
Cash. SGI pays non-employee directors the following annual retainers for service on the Board and committees of the Board:

Annual Retainer for Board Members:	45,000
Annual Retainer for Committee Positions:
Audit Committee Chairperson:	24,000
Other Audit Committee members:	10,000
Compensation Committee Chairperson:	15,000
Other Compensation Committee members:	8,000
Nominating Committee Chairperson:	10,000
Other Nominating Committee members:	5,000
Annual Retainer for Non-Employee Chairman of the Board:	25,000

The retainers and meeting fees are paid in arrears in four equal payments at our regularly scheduled quarterly Board meetings.

Equity. Non-employee directors are eligible to receive equity awards upon appointment to the Board under the 2005 Equity Incentive Plan (the “Plan”) and annual equity awards at the Board’s discretion.

Initial Grants to Non-Employee Directors—new non-employee directors receive an initial stock option for 20,000 shares, vesting in 48 equal monthly installments over the four-year period measured from the grant date, subject to Continuous Service (as defined in the Plan) through each vesting date.

Annual Grants to Non-Employee Directors—each re-elected non-employee director receives an annual stock option for 15,000 shares, vesting on the earlier of (a) the next annual meeting of stockholders and (b) one year from the date of grant.

These cash compensation amounts and equity grants are reviewed by the Board periodically and adjustments are made as deemed appropriate.

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